Exhibit 10.28

FINAL

FOURTH AMENDMENT TO

AMENDED AND RESTATED DEVELOPMENT AND LICENSE AGREEMENT

THIS FOURTH AMENDMENT TO THE AMENDED AND RESTATED DEVELOPMENT AND LICENSE AGREEMENT (this “Fourth Amendment”) is made as of December 31, 2020 (the “Effective Date” hereof) by and between Glytech LLC (“Glytech”) and NeuroRx, Inc. (“NeuroRx”).

Glytech and NeuroRx are parties to the Development and License Agreement dated as of August 6, 2015 (the “Original License Agreement”), as amended and restated by the Development and License Agreement dated as of May 2, 2016 (the “Amended and Restated License Agreement”), as further amended by the Amendment to Development and License Agreement dated as of October 19, 2016 (the “First Amendment”), by the Second Amendment to Amended and Restated License Agreement dated as of June 13, 2018 (the “Second Amendment”) and by the Third Amendment to Amended and Restated License Agreement dated as of April 16, 2019 (the “Third Amendment”; together with the Amended and Restated License Agreement, the First Amendment and the Second Amendment, the “License Agreement”).

The parties desire to amend the License Agreement (i) to reflect the transfer and assignment by Glytech to NeuroRx of a new composition of matter patent; (ii) to provide for the future transfer and assignment of the “Licensed Technology” and the “Excluded Technology” under the License Agreement to NeuroRx in certain circumstances and (iii) to reflect the parties’ agreement regarding certain releases and indemnification obligations going forward.

NOW, THEREFORE, in consideration of the mutual covenants and conditions set forth herein, Glytech and NeuroRx hereby agree as follows:

1. Definitions. Unless otherwise indicated herein, words and terms which are defined in the License Agreement shall have the same meaning where used in this Amendment.

2. Amendment to License Agreement.

(a) Transfer and Assignment of New Composition of Matter Patent. Effective immediately, Glytech hereby transfers and assigns all of its right, title and interest in and to United States Patent No. 10,583,138, dated March 10, 2020 and entitled “Composition and Method for Treatment of Depression and Psychosis in Humans” (the “New Patent”). Glytech promptly will execute and deliver to NeuroRx all necessary additional documentation reflecting such current transfer and assignment for filing and recording with the USPTO.

(b) Ongoing Obligations of the Parties. NeuroRx confirms its obligations under the License Agreement to pay all ongoing patent prosecution costs and related costs required to perfect the Licensed Technology pursuant to the provisions of Section 2(d) of the License Agreement and to continue making the annual Support Payment to Glytech pursuant to Section 2(g) of the License Agreement. Glytech and NeuroRx each confirms its ongoing patent prosecution obligations and defense responsibilities regarding any Licensed Patent Rights, all as set forth in Section 3.2 of the License Agreement. Glytech also agrees that it shall continue to coordinate NeuroRx’s non-clinical research in support of the Licensed Technology and to advise NeuroRx on clinical research and regulatory matters relating to the Licensed Technology.

(c) Transfer and Assignment of Licensed Technology and Excluded Technology. Notwithstanding the provisions of Section 2.1(iv) of the License Agreement regarding the Excluded

Technology, Glytech agrees to transfer and assign the Licensed Technology and the Excluded Technology to NeuroRx for no additional consideration at any time upon receipt of written notice from NeuroRx if, on or prior to August 6, 2022, (i) the Glytech Equity has an Aggregate Liquidity Value of at least $50 million for any Eligible Measurement Period and (ii) there are no legal or contractual restrictions on selling all of the securities represented by the Glytech Equity then applicable to Glytech (or reasonably foreseeable to be applicable to Glytech within the following twenty (20) trading days), where:

“Glytech Equity” consists of (x) that number of shares of NeuroRx Common Stock (“NeuroRx Stock”) owned by Glytech as of January 1, 2021 (such number of shares of NeuroRx Stock referred to as “Glytech’s NeuroRx Equity Holdings”) or (y) that number of shares of Common Stock of any successor entity (“Successor Stock”) into which Glytech’s NeuroRx Equity Holdings are subsequently converted by means of a merger, consolidation or otherwise;

“Daily Liquidity Value” for any particular trading date means the aggregate proceeds Glytech would receive if it sold that number of shares of Glytech Equity on such trading date equal to 5% of the total number of shares of NeuroRx Stock or Successor Stock sold on such trading date;

“Aggregate Liquidity Value” for any given date, means the sum of each trading day’s Daily Liquidity Value during the Eligible Measurement Period applicable for such date; and

“Eligible Measurement Period” for any given date means the twenty (20) consecutive trading days immediately preceding such date.

Glytech also agrees that it shall transfer and assign the Licensed Technology and the Excluded Technology to NeuroRx for no additional consideration simultaneously with the closing of a merger, acquisition or other transaction involving NeuroRx, where, as a result of such transaction, Glytech receives at the closing thereof, by virtue of its status as a stockholder of NeuroRx, at least $50 million in cash proceeds.

(d) In consideration for Glytech’s agreement to transfer and assign the New Patent, the Licensed Technology and the Excluded Technology to NeuroRx in accordance with the provision of Sections 2(a) and 2(b) above, and in consideration for NeuroRx’s agreements regarding the release and indemnification provisions set forth in this Section 2(d) and 2(e) hereof, the parties agree as follows:

(i) NeuroRx, on its own behalf and on behalf of its officers, directors, stockholders, subsidiaries, affiliates, agents and employees (collectively, the “NeuroRx Releasors”) hereby releases and discharges Glytech and its officers, members, managers, subsidiaries, affiliates, agents and employees (collectively the “Glytech Releasees”) from any and all liability for claims, rights, causes of action, suites, debts, dues, sums of money, accounts, reckonings, bonds, executions and demands whatsoever, in law or equity, which against the Glytech Releasees, the NeuroRx Releasors and their respective heirs, executors, administrators, successors or assigns, ever had, now could have had or hereafter can, shall or may have for, upon, or by reason of any matter, cause or thing whatsoever from the beginning of the world until the date hereof, specifically including without limitation with respect to the License Agreement, the Licensed Technology, the Excluded Technology, any Additional Patent Rights and the New Patent, and any intellectual property related thereto, and specifically with respect to any representations and warranties made by Glytech to NeuroRx in the License Agreement. The foregoing release does not include any of the obligations, covenants or agreements of Glytech under the License Agreement from this date going forward. For the avoidance of doubt, the exception from the release provisions of this paragraph relate only to the conduct of Glytech and the performance of its obligations under the License Agreement going forward.

(ii) Glytech, on its own behalf and on behalf of its officers, members, managers, subsidiaries, affiliates, agents and employees (collectively, the “Glytech Releasors”) hereby releases and discharges NeuroRx and its officers, directors, subsidiaries, affiliates, agents and employees (collectively the “NeuroRx Releasees”) from any and all liability for claims, rights, causes of action, suites, debts, dues, sums of money, accounts, reckonings, bonds, executions and demands whatsoever, in law or equity, which against the NeuroRx Releasees, the Glytech Releasors and their respective heirs, executors, administrators, successors or assigns, ever had, now could have had or hereafter can, shall or may have for, upon, or by reason of any matter, cause or thing whatsoever from the beginning of the world until the date hereof, specifically including without limitation with respect to the License Agreement, the Licensed Technology, the Excluded Technology, any Additional Patent Rights and the New Patent, and any intellectual property related thereto, and specifically with respect to any representations and warranties made by NeuroRx to Glytech in the License Agreement. The foregoing release does not include any of the obligations, covenants or agreements of NeuroRx under the License Agreement from this date going forward. For the avoidance of doubt, the exception from the release provisions of this paragraph relate only to the conduct of NeuroRx and the performance of its obligations under the License Agreement going forward.

(e) Amendment of Indemnification Provisions of the License Agreement. The indemnification provisions of Sections 8 and 8A of the License Agreement are deleted in their entirety and replaced with the following:

“8. Indemnification for product liability actions. NeuroRx hereby agrees to defend, hold harmless and indemnify (collectively “Indemnify”) Glytech and its Affiliates, and its and their agents, members, managers, officers and employees (the “Glytech Indemnitees”) from and against any and all liability or expense (including without limitation reasonable legal expenses and attorneys’ fees) (collectively “Losses”) resulting from suits, claims, actions and demands (each, a “Third Party Claim”), in each case brought by any third party, including by any stockholders of NeuroRx in their capacity as such and any investigations, prosecutions or proceedings initiated by or otherwise involving the participation of any transnational, domestic or foreign federal, state of local governmental, regulatory or administrative authority, department, court, agency, commission or official, including any political subdivision thereof or any non-governmental self-regulatory agency, commission or authority and any arbitral tribunal (each a “Governmental Authority”): (i) arising out of NeuroRx’s, or its permitted sublicensee’s, sale or experimental use of products developed from any Know-How, advice or assistance provided by Glytech hereunder; or (ii) arising out of the death of or injury to any person or persons or out of any damage to property, the development, manufacture, commercialization, storage, handling, use, sale, offer for sale, lease, consumption, advertisement of or importation of any Product developed from the Glytech Patent Rights or Glytech Technology. To be eligible to be Indemnified hereunder, Glytech shall provide NeuroRx with prompt notice of the Third-Party Claim giving rise to the indemnification obligation pursuant to this Section 8 and the exclusive ability to defend (with the reasonable cooperation of Glytech) or settle any such claim; provided, however, that NeuroRx shall not enter into any settlement that admits fault or wrongdoing by Glytech or creates any obligation on the part of Glytech without Glytech’s written consent, such consent not to be unreasonably withheld or delayed. Glytech shall have the right to participate, at its NeuroRx’s expense and with counsel of Glytech’s choice, in the defense of any claim or suit that has been assumed by NeuroRx.

8A. Indemnification for Certain Claims Involving the License Agreement or Licensed Patent Rights.

8A.1 In addition to the provisions of Section 3.3 of this License Agreement, NeuroRx hereby agrees to Indemnify the Glytech Indemnitees from and against all Losses resulting from any Third-Party Claims against any of the Glytech Indemnitees based on this License Agreement or any intellectual property rights, contractual rights or other rights a third party may assert with respect to any of the Licensed Technology or the Excluded Technology, including without limitation any rights to or in any of the Additional Patent Rights. For purposes of this Section 8A, a “Third-Party Claim” shall include the participation in or intervention by a third party (including any stockholder of the Company in its capacity as such or any Governmental Authority) in any proceeding, which third party participation or intervention is adverse to the rights of the Glytech Indemnitees under the License Agreement or in the Licensed Technology or the Excluded Technology. To be eligible to be Indemnified hereunder, Glytech shall provide NeuroRx with prompt notice of any Third-Party Claim giving rise to the indemnification obligation under this Section 8A. Such notice will also specify whether, at Glytech’s sole option, Glytech elects either (x) to authorize NeuroRx to defend (with the reasonable cooperation of Glytech) or settle any such claim (provided, however, that in such instance NeuroRx shall not enter into any settlement that admits fault or wrongdoing by Glytech or creates any obligation on the part of Glytech without Glytech’s written consent, such consent not to be unreasonably withheld or delayed) or, alternatively, (y) to defend or settle such claim on its own, in which instance NeuroRx shall, in Glytech’s discretion, advance or reimburse Glytech for all Losses incurred in connection therewith, including without limitation the costs of Glytech’s counsel, which settlement amounts, if any, shall be reasonably satisfactory to NeuroRx.

8A.2 NeuroRx shall advance the legal fees, costs and reasonable retainers (“Legal Expenses”) incurred by the Glytech Indemnitees in connection with any Third-Party Claim arising under or in connection with Section 8 or 8A hereof, and such payment shall be made within thirty (30) days after the receipt by NeuroRx of a statement or invoice reflecting such Legal Expenses from time to time, whether prior to or after final disposition of any such Third-Party Claim.”

(f) Expenses. NeuroRx shall reimburse Glytech, or at Glytech’s option directly pay to Glytech’s counsel, for legal services rendered in connection with the preparation of this Fourth Amendment, up to an aggregate of $7,500.

3. Continued Validity of License Agreement. Except as specifically amended hereby, the License Agreement shall continue in full force and effect as originally constituted and is ratified and reaffirmed by the parties hereto. The Parties confirm that any breach of this Amendment shall constitute a breach of the License Agreement, and shall entitle the non-breaching Party to all rights and remedies set forth in the License Agreement, including without limitation, the right to terminate the License Agreement and, specifically to revoke the transfer and assignment hereunder of the New Patent and, if it has occurred, the transfer and assignment of the Excluded Technology.

4. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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[Signature Page of Fourth Amendment to Amended and Restated Development and License Agreement]

IN WITNESS WHEREOF, the undersigned parties have executed this Amendment as of the date first written above.

GLYTECH LLC

By:	/s/ Daniel C. Javitt, PhD, MD
Name: Daniel C. Javitt, PhD, MD
Title: Managing Member

NEURORX, INC.

By:	/s/ Jonathan C. Javitt, MD, MPH
Name: Jonathan C. Javitt, MD, MPH
Title: CEO and President